KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402



          Consent of Independent Registered Public Accounting Firm


The Board of Directors of Allianz Life Insurance Company of New York and Contract Owners of Allianz Life of NY Variable Account C:

We consent to the use of our report, dated March 11, 2005 on the financial statements of Allianz Life of NY Variable Account C and our report dated March 28, 2005, on the financial statements of Allianz Life Insurance Company of New York included herein to the reference to our Firm under the heading "EXPERTS".

                                          /s/ KPMG LLP
                                          KPMG LLP



Minneapolis, Minnesota
April 25, 2005